Exhibit 7.11

                               PRESS RELEASE


For immediate release                              Contact:  Craig Parsons
July 24, 1998                                               (310) 449-3660

          METRO-GOLDWYN-MAYER REPORTS 1998 SECOND QUARTER RESULTS;
               PLANS TO RAISE $250 MILLION IN EQUITY CAPITAL


     Santa Monica, CA - Metro-Goldwyn-Mayer  Inc. (NYSE:MGM) today reported results for the second  quarter and six months ended June 30,  1998.  Prior year results are not  comparable  due to the  acquisition of Orion Pictures

Corporation and certain of its  subsidiaries in July 1997. The Company also announced  that its Board of  Directors  has  approved  the raising of $250 million in additional  equity  capital and intends to evaluate  alternative forms of such  financing and other  options while  continuing to pursue its previously stated objective of becoming an integrated global  entertainment company.  Among these alternatives is a possible rights offering,  pursuant to which its existing  stockholders  would receive  transferable  rights to purchase shares of the Common Stock of the Company.

     MGM's principal  stockholders,  Tracinda Corporation and Seven Network

Ltd,  have  advised the  Company  that they  support  the equity  financing efforts.  In  addition,  Tracinda  has advised  the  Company  that it would subscribe,  at a  minimum,  for its pro rata  share of the $250  million in equity capital.  If there is a rights offering,  other  shareholders  would have the  opportunity  to participate on a similar basis and Tracinda would agree to acquire any shares not subscribed to by other shareholders.  Seven

Network  has  advised  that it does not  intend  to  invest  in the  equity financing.  However,  Tracinda  and Seven  Network have advised the Company that they  have  agreed  in  principle  that for a period of up to one year after  completion  of the  financing,  Seven Network will have the right to acquire from Tracinda,  for an amount equal to Tracinda's cost, a number of shares of Common  Stock  equal to the number of shares  that Seven  Network would have acquired if it had subscribed for its pro rata share of the $250 million in equity capital. Tracinda and Seven Network currently own 65% and

25%, respectively, of the outstanding Common Stock of the Company.

     The Company is seeking this proposed  capital  infusion as a result of several factors.  First, the Company is making substantial investments that are more  extensive  than  previously  anticipated  in connection  with new

television   production.   This  new  television   production  consists  of

additional  commitments from Showtime Networks for 44 new episodes of MGM's

Stargate  SG-1 for a total of 88  episodes,  32 new  episodes  of The Outer

Limits for a total of 122  episodes,  and 22 new episodes of Dead Man's Gun for a total of 44 episodes;  an additional  13 episodes of The  Magnificent

Seven for CBS for a total of 23 episodes;  two new seasons (44 episodes) of

Flipper:  The New Adventures for PAX NET for a total of 88 episodes;  and a fourth season (130 episodes) of LAPD: Life on the Beat in syndication.  MGM will have two new animated series in syndication this fall - The Lionhearts and RoboCop: Alpha Commando.

     Secondly,  although the Company's  Tomorrow  Never Dies and The Man In

The Iron Mask have performed  better than  anticipated,  other recent films have been materially below expectations.  While the timing of cash receipts is  affected  by these  individual  performances,  the  Company  expects to realize its planned  film and  television  revenues in the  aggregate  from

these  films.  Furthermore,   the  Company's  recent  sales  experience  in

television  syndication  and home video  markets  indicates it will realize cash from these sources more slowly than originally anticipated.

     During the six months  ended June 30,  1998,  the Company  accelerated production  of new  films  in  anticipation  of an  industry  strike  since averted.  At June 30,  the  Company  had a total of nine  films  for  which principal  photography was completed or which were scheduled for completion by the end of July.

     As a result  of the  impact  of all of these  factors,  the  Company's outstanding  bank debt at June 30 was $1.145 billion under its $1.3 billion credit  facility.  The Company is seeking  requisite  amendments to certain financial  covenants  that will  become  applicable  later this year in its principal credit facility.  While the Company believes that it will be able to negotiate these amendments, no assurances can be given in this regard.

     For the 1998 second  quarter  ended June 30,  1998,  EBITDA  (earnings before interest,  taxes, depreciation and amortization) reflected a loss of

$28.0 million, while the net loss for the period was $55.0 million, or $.84 per share,  based on 65.8  million  weighted  average  shares  outstanding.

Revenues  for the  quarter  ended June 30, 1998 were  $279.5  million.  The

company   released   three  new   feature   films   domestically   and  one

internationally during the period.

     EBITDA for the 1998 second  quarter  reflected a writedown  related to certain feature films in release during the quarter,  as well as litigation

and  other   expenses.   These  costs  were  partially   offset  by  profit

contributions from television programming and other businesses.

     For the six  months  ended June 30,  1998,  EBITDA was a loss of $20.8 million, while the net loss was $73.6 million, or $1.12 per share, based on

65.8 million  weighted  average  shares  outstanding.  Revenues were $596.0 million for the six-month  1998 period,  during which the Company  released eight new feature films domestically and three new films internationally.

     During the six months, the Company continued to invest in creating new assets, specifically accelerating film production and additional television programming  that  aggregated  $125 million net of amortization at June 30,

1998.

     If the financing  takes the form of a rights  offering or other public sale of  securities,  a  registration  statement  will be  filed  with  the

Securities and Exchange Commission. This press release shall not constitute an offer to sell or the  solicitation  of an offer to buy securities of the

Company,  nor  shall  there  by any  offer,  solicitation  or  sale of such securities in any  jurisdiction  in which such offer,  solicitation or sale would be unlawful prior to the registration or qualification of such offer,

solicitation  or sale under the securities laws of such  jurisdiction.  Any public offering of securities will be made only by means of a prospectus.

     Metro-Goldwyn-Mayer   Inc.  is  actively   engaged  in  the  worldwide

production and  distribution of  entertainment  product,  including  motion pictures,  television  programming,  home video,  interactive media, music,

licensed merchandise,  a 4,000-title film library, a 6,700-title home video library,  and a significant  television  library.  The company's  operating units  include MGM  Pictures,  United  Artists  Pictures,  Orion  Pictures,

Goldwyn Films, MGM Worldwide  Television  Group, MGM Distribution  Co., MGM

Home  Entertainment  and  Consumer  Products  Group,  MGM  Music,  and  MGM

Interactive,  among  others.  For more  information  on MGM,  visit the MGM

Online at http://www.mgm.com.

     This news release contains forward-looking statements that are based upon the company's estimates and expectations  concerning future events and are subject to certain  risks and  uncertainties  that could  cause  actual results to differ  materially from those  reflected in the  forward-looking statements.  These risks and uncertainties include, among other things, the successful  completion of the $250 million  financing,  the receipt of the consent  of the  Company's  lenders  to  the  requisite  amendments  to the

Company's   principal  credit  facility,   future  competitive  and  market

conditions,  whether the company's  products achieve  customer  acceptance,

future  business  decisions,  and other factors  described in the company's filings  with the  Securities  and  Exchange  Commission,  all of which are difficult or impossible to predict  accurately and many of which are beyond the control of MGM. In light of the significant  uncertainties  inherent in the  forward-looking  information herein, the inclusion of such information should not be  regarded  as a  representation  by the  company or any other person that the company's objectives or plans will be realized.

                                     ###

                          Metro-Goldwyn-Mayer Inc.
                Condensed Consolidated Statement of Operations
                  (Amounts in Thousands, Except Share Data)
                  -----------------------------------------

                               Quarter Ended June 30,        Six Months Ended June 30,
                               1998            1997            1998            1997
                                                           ------------    ------------
Revenues:
  Feature films .........   $    217,160    $    128,249    $    471,297    $    296,197
  Television programs ...         47,093          20,134         105,839          47,914
  Other .................         15,281           5,002          18,858           6,903
                            ------------    ------------    ------------    ------------

Total revenues ..........   $    279,534    $    153,385    $    595,994    $    351,014
                            ============    ============    ============    ============

EBITDA:
  Feature films .........   $    (14,953)   $     22,540    $     18,103    $     48,546
  Television programs ...          4,572          (1,343)          9,417          (3,215)
  Other .................          6,472          (6,533)         (1,639)        (12,229)
                            ------------    ------------    ------------    ------------

EBITDA before general
  and administration ....         (3,909)         14,664          25,881          33,102
  expenses
  General and
  administration expenses        (24,081)        (14,592)        (46,729)        (31,904)
                            ------------    ------------    ------------    ------------

EBITDA ..................        (27,990)             72         (20,848)          1,198
Depreciation and non-film
  amortization ..........         (5,631)         (3,547)        (10,844)         (7,057)
                            ------------    ------------    ------------    ------------

Operating loss ..........        (33,021)         (3,475)        (31,692)         (5,859)
Interest expense, net of
  amounts capitalized ...        (20,174)         (9,583)        (38,428)        (20,599)
Interest and other income
  (expense), net ........          1,070            (242)          1,745           1,388
                                            ------------    ------------    ------------
Loss before provision for
  income taxes ..........        (52,725)        (13,300)        (68,375)        (25,070)
Income tax provision ....         (2,269)         (1,512)         (5,262)         (3,935)
                            ------------    ------------    ------------    ------------

Net loss ................   $    (54,994)   $    (14,812)   $    (73,637)   $    (29,005)
                            ============    ============    ============    ============

Basic and diluted loss
  per share .............   $       (.84)   $       (.88)   $      (1.12)   $      (1.73)

Weighted average number
  of common shares ......     65,790,698      16,810,509      65,781,329      16,766,426
  outstanding

-------------------
*  Share and per share information has been retroactively  restated to give effect to the conversion of the previously  outstanding  preferred stock into common  stock and a  subsequent  stock  split,  both  completed  on
   November 18, 1997.

*  Results from operations for the 1998 period include the results of Orion
   Pictures Corporation, which was acquired on July 10, 1997.